Exhibit 99.1
UDR Announces New “At The Market”
Equity Offering Program
Denver, CO. (March 31, 2011) — UDR, Inc. (the “Company”) (NYSE: UDR), a leading multifamily real estate investment trust, today announced that the company has entered into a new “At The Market” Equity Offering Program (“ATM”) through which it could sell up to twenty million common shares. The shares would be offered from time to time through BofA Merrill Lynch, Citi, Credit Suisse and J.P. Morgan who will be acting as sales agents.
Year to date, the Company raised approximately $102.4 million of equity through the sale of all the remaining 4.4 million shares under its previous ATM program at a weighted average net price of $23.30 per share.
Sales, if any, are anticipated to be made primarily in transactions that are deemed to be “At The Market” offerings, including sales made directly on the New York Stock Exchange or sales made to or through a market maker other than on an exchange or by privately negotiated transactions. The Company intends to use the proceeds to repay outstanding indebtedness under its $600 million unsecured revolving credit facility, to fund acquisitions of properties, including acquisitions through joint ventures, to fund opportunistic investments that the Company may pursue and for working capital and other general corporate purposes. The offering would be made pursuant to a prospectus supplement, dated March 31, 2011, to the Company’s base prospectus, dated December 8, 2008, filed as part of its effective shelf registration statement.
You may obtain the prospectus supplement and the related prospectus by visiting EDGAR on the SEC website at www.sec.gov or the sales agents will arrange to send you the prospectus supplement and the related prospectus if you request it by contacting BofA Merrill Lynch at 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department or email dg.prospectus_requests@baml.com, Citi at Attn: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, Brooklyn, NY 11220, (telephone: 1-877-858-5407), Credit Suisse at Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, New York, 1B NYC 10010, (telephone: 1-800-221-1037) or J.P. Morgan at 1-877-371-5947.
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any security of the Company, nor will there be any offer,

sale or solicitation of any security in any jurisdiction in which such offer, sale or solicitation would be unlawful.
Forward Looking Statements
Certain statements made in this release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “likely,” “will,” “ seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian ParkSM development, expectations concerning the joint venture with MetLife, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this presentation, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. Securities Law.
This release and these forward-looking statements include UDR’s analysis and conclusions and reflect UDR’s judgment as of the date of these materials. UDR assumes no obligation to revise or update to reflect future events or circumstances.
About UDR, Inc.
UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of December 31, 2010, UDR owned or had an ownership position in 59,614 apartment homes including 1,170 homes under development. For over 38 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.
Source: UDR, Inc.
Contact:
UDR, Inc.
H. Andrew Cantor, 720-283-6083
acantor@udr.com